Exhibit 10.28
CONSULTING AGREEMENT
This CONSULTING AGREEMENT (the “Agreement”) is hereby entered into by and between Dr. J. Claude Bennett (“Consultant”) and BioCryst Pharmaceuticals, Inc., a Delaware Corporation, 2190 Parkway Lake Drive, Birmingham, Alabama 35244 (“BioCryst”), and shall be effective as of June 13, 2008 (the “Effective Date”).
W I T N E S S E T H:
In consideration of the services rendered by Consultant to BioCryst, the compensation to be paid to Consultant by BioCryst, and the mutual promises and agreements hereinafter set forth, the parties hereto agree as follows:
1.	Term. This Agreement will commence on the Effective Date, and continue in effect for five (5) years, (the “Term”) unless terminated earlier pursuant to Section 10 of this Agreement.

2.
Services. Consultant agrees to render the requested services (“Services”) to BioCryst for the term of this Agreement. The Services shall include, but are not limited to, those set forth in Exhibit A hereto and the provision to BioCryst of Consultant’s knowledge, experience, skill and judgment in the areas set forth on Exhibit A. Consultant also agrees to submit to BioCryst, in a timely manner, any and all Results of Consultant’s work under this Agreement. The term “Results” means the work product resulting from Consultant’s performance of Services under this Agreement and, includes, without limitation, all deliverables described in Exhibit A and all “Developments” (as defined in Section 5 below) and all documentation of work performed under this Agreement. Consultant agrees to keep complete, accurate and authentic accounts, notes, data and records of all Results and Developments made by Consultant in the course of this Agreement, and in the manner and form requested by BioCryst. Consultant shall not utilize any third party in the performance of the Services without the prior written consent of BioCryst.

The Services rendered under this Agreement constitute services in accordance with the terms of the BioCryst Stock Incentive Plan (“the Plan”) and therefore Consultant’s stock options received while in the employment of BioCryst will continue to vest during the term of this Agreement in accordance with the provisions of the Plan. Without limiting the foregoing, the parties agree that there has not been and will not be any lapse of “Services” rendered to BioCryst with respect to the transition of Consultant from an Employee of BioCryst immediately prior to the effectiveness of this Agreement to a consultant or independent contractor pursuant to this Agreement, and the existing, outstanding stock options heretofore granted to Dr. J. Claude Bennett shall remain in full force and effect, notwithstanding the transition of Consultant from Employee status to Consultant or independent contractor status. As a condition precedent to this Agreement the Audit Committee of the Board of Directors of BioCryst shall authorize and approve this Consulting Agreement. It is contemplated that Consultant will tender his resignation as an officer and director of BioCryst, effective June 13, 2008, upon the due approval by the Audit Committee of the Board of Directors, and this Agreement shall become effective on June 13, 2008, simultaneously with effectiveness of such resignations as officer and director.

3.
Payment and Expenses. During this term of Agreement, Consultant shall be paid a fee of Three Thousand Dollars ($3,000) per month for the Services under this Agreement and as described in Exhibit A, beginning as of the Effective Date of this Agreement. In addition, BioCryst shall reimburse Consultant for actual and reasonable out-of-pocket expenses that have been approved by BioCryst in advance, and incurred in the performance of the Services. The foregoing fees and expense reimbursements are Consultant’s sole compensation for rendering Services to BioCryst. Consultant shall provide BioCryst with monthly invoices detailing the fees and expense reimbursements that Consultant believes are due under this Agreement, and shall itemize and provide receipts for all expenses. BioCryst agrees to pay approved invoices within thirty (30) days of receipt. Consultant will not be reimbursed for individual expenses exceeding $25.00 without a corresponding receipt. Consultant may be eligible to receive options to purchase stock of BioCryst at the sole discretion of the Compensation Committee. BioCryst will provide Consultant with a desk at its Birmingham offices during the term of this Agreement. During the term of this Agreement BioCryst will permit Consultant to keep the existing cell phone and blackberry (and will provide for replacement devices as appropriate) and will pay the normal monthly charges for same; provided, however, in no event will BioCryst be obligated to pay more than $250.00 per month with respect to such telephone and Blackberry in the aggregate. Consultant shall be permitted to attend professional society clinical/scientific meetings during the term of this Agreement and BioCryst shall reimburse Consultant for the reasonable costs of attending such meetings; provided, that BioCryst shall not be responsible for any amounts in excess of $10,000.00 in any calendar year.

4.	Proprietary Information.

a. Definition of “Proprietary Information”. Consultant understands that BioCryst possesses and will possess Proprietary Information that is important to its business. In addition, BioCryst frequently receives information from third parties that is confidential in nature, and which BioCryst is obligated to keep confidential. For purposes of this Agreement, “Proprietary Information” is all information, whether or not in writing or other tangible form, that was or will be developed, created, or discovered by or on behalf of BioCryst, or which became or will become known by, or was or is conveyed to BioCryst (including, without limitation, “Results” as defined above), which has commercial value to BioCryst or which BioCryst is obligated to keep confidential. “Proprietary Information” includes, but is not limited to, business, financial, marketing and customer information, product development plans, forecasts, inventions (whether patentable or not) technology, know-how, processes, data, ideas, techniques, inventions, trade secrets, chemical materials, biological materials, genetic sequences, data, technical information, information about software programs and subroutines, source and object code, databases, database criteria, processes, designs, methodologies, internal documentation, works of authorship, the salaries and terms of compensation of other individuals, client and supplier lists, contacts at or knowledge of clients or prospective clients of BioCryst, and other information concerning the actual or anticipated products or services, business, research or development, or any information which is received in confidence by or for BioCryst from any other person.

b. Definition of “BioCryst Materials”. Consultant understands that BioCryst possesses or will possess “BioCryst Materials” which are important to its business. For purposes of this Agreement, “BioCryst Materials” are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of BioCryst or clients, whether such documents have been prepared by Consultant or by others. “BioCryst Materials” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound and video recordings and other printed, typewritten or handwritten documents, sample products, prototypes and models.

c. Ownership of Proprietary Information; Assignment. All Proprietary Information and all title, patents, patent rights, copyrights, trade secret rights, sui generis database rights and other intellectual or industrial property rights of any sort anywhere in the world (collectively “Rights”) in connection therewith shall be the sole property of BioCryst. Consultant hereby assigns to BioCryst any Rights Consultant may have or acquire in such Proprietary Information. At all times, both during the term of this Agreement and after its termination, Consultant will keep in confidence and trust and will not use or disclose any Proprietary Information or anything related to it without the prior written consent of an officer of BioCryst. Consultant acknowledges that any disclosure or unauthorized use of Proprietary Information will constitute a material breach of this Agreement and cause substantial harm to BioCryst for which monetary damages would not be a fully adequate remedy and, therefore, in the event of any such breach, in addition to other available remedies, BioCryst shall have the right to injunctive relief.

d. Ownership of BioCryst Materials. All BioCryst Materials shall be the sole property of BioCryst. Consultant agrees that during the term of this Agreement, Consultant will not remove any BioCryst Materials from the business premises of BioCryst or deliver any BioCryst Materials to any person or entity outside BioCryst, except as required to do in connection with performance of the Services under this Agreement. Consultant further agrees that, immediately upon BioCryst’s request and in any event upon completion of the Services or termination of this Agreement, Consultant shall deliver within fifteen (15) days to BioCryst all BioCryst Materials, any document or media which contains Results, apparatus, equipment and other physical property or any reproduction of such property, excepting only Consultant’s copy of this Agreement.

5.	Developments.

a. Disclosure of Developments to BioCryst. Consultant will promptly disclose in writing to BioCryst, or to any persons designated by BioCryst from time to time, all “Developments” (which term includes, without limitation, inventions, data, chemical materials, biological materials, works of authorship, discoveries, improvements, designs, source and software code, trade secrets, technology, algorithms, computer programs, audio, video or other files or other content, ideas, processes, techniques, know-how and data, whether or not patentable), made, conceived, reduced to practice or developed by Consultant, either alone or jointly with others, during the term of this Agreement in connection with the Services or that relate to any proprietary information of BioCryst. Such disclosures shall be received by BioCryst in confidence (to the extent that they are not assigned under Section 5(b) below) and do not extend the assignment made in Section 5(b) below.

b. Assignment of Developments. Consultant agrees that all Developments which Consultant makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the term of this Agreement in connection with the Services or which relate to any Proprietary Information shall be the sole property of BioCryst. Consultant agrees to assign and hereby assigns to BioCryst all Rights to all Developments. BioCryst shall be the sole owner of all Rights in connection such Developments.

c. License. If any Rights or Developments assigned hereunder or any Results are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced and distributed without using or violating technology or Rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants BioCryst a perpetual, worldwide, royalty- free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and Rights in support of BioCryst’s exercise or exploitation of any Results or assigned Rights or Developments (including any modifications, improvements and derivatives thereof).

6.
Right to Inspect. At all times before or after completion of the Services, Consultant agrees to permit authorized representatives of BioCryst, upon reasonable advance notice and during regular business hours to examine and inspect to (and where applicable make copies of) (i) the Results and Developments and any materials relating thereto; (ii) Consultant’s facilities used to conduct services, (iii) raw study data, (iv) and any other relevant information necessary to confirm compliance with this Agreement and industry guidelines. Consultant agrees to take any steps necessary to cure deficiencies in the defined services at Consultant’s expense.

7.
Assistance by Consultant. Consultant agrees to perform, during and after the term of this Agreement, all acts deemed necessary or desirable by BioCryst to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or Consultant’s assignment with respect to the Results and the Developments in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints BioCryst and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact to act for and on behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant. BioCryst will reimburse Consultant for all out-of-pocket expenses incurred by Consultant in connection with his performance of this Section 7.

8.
Non-Solicitation. Consultant will not, during the term of this Agreement, or for one (1) year thereafter, induce or attempt to induce any person who, at the time of such inducement, is or was, during the prior six (6) month period, an employee of BioCryst or BioCryst’s subsidiaries, to perform work or services for any other person or entity other than BioCryst or its subsidiaries.

9.	Representations and Warranties. Consultant represents and warrants that:

a. Non-disclosure of Third-party’s Confidential Information. The performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the execution of this Agreement, and Consultant has not entered into, and Consultant agrees not to enter into, any agreement, either written or oral, that conflicts or might conflict with Consultant’s performance of the Services and other obligations under this Agreement;

b. Debarment. Consultant shall comply with all applicable laws and regulations related to the performance of the Services; Consultant has not been, and shall not be debarred by the FDA under 21 USC 335a and/or disqualified under 21 CFR 312.70; Consultant has not and shall not utilize any individual or facility that has been so disqualified or debarred in the performance of the Services; Consultant shall immediately notify BioCryst upon its learning of any person or entity providing services in any capacity in connection with this agreement that is or becomes so debarred or disqualified or receives notice of an action of or for disbarment or disqualification.

10.
Termination. This Agreement may be terminated by either BioCryst or the Consultant at any time, for any reason, with or without cause, by giving thirty (30) days prior written notice to the other party. Upon receipt of notice of termination, the receiving party shall cease performing services, unless otherwise notified. Termination of this Agreement under the provision of this section 10 shall not release either party from any obligation and payment becoming due prior to the effective date of termination, if such termination is not caused by the default of either party. In the event of termination of this Agreement as a result of (i) the expiration of the stated Term of this Agreement, (ii) early termination by the Consultant, (iii) the Consultant’s death, or (iv) by BioCryst for Cause, then Consultant shall receive fees accrued and expenses earned though the effective termination date and shall not be entitled to fees or expenses subsequent to that date.

For purposes of this Agreement, a termination for “Cause” shall mean a determination by BioCryst that this Agreement should be terminated for any of the following reasons: (i) the failure or refusal to comply in any material respect with lawful policies, standards or regulations of BioCryst; (ii) a violation of a federal or state law or regulation applicable to the business of BioCryst; (iii) conviction or plea of no contest to a felony under the laws of the United States or any State; (iv) fraud or misappropriation of property belonging to BioCryst or its affiliates; (v) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with BioCryst or client, or (vi) misconduct or gross negligence in connection with the Services.

If BioCryst terminates this Agreement without Cause prior to end of its Term, or if during the Term of this Agreement there is a Change of Control (as defined below) at BioCryst, then all equity awards granted to Consultant, either as an Employee prior to this Agreement or as a Consultant under this Agreement, prior to such termination without Cause or Change of Control, as the case may be, shall vest in full.

“Change of Control” shall be defined as (i) a merger or consolidation in which BioCryst is not the surviving entity, except for a transaction the principal purpose of which is to change the State of BioCryst’s incorporation; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the company in liquidation or dissolution of BioCryst; (iii) any reverse merger in which BioCryst is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of BioCryst’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger; (iv) any person or related group of persons (other than Biocryst or a person that directly or indirectly controls, is controlled by, or is under common control with BioCryst) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of BioCryst’s outstanding securities pursuant to a tender or exchange offer made directly to BioCryst’s stockholders; or (v) a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reasons of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as board members during such period by at least two-thirds of the Board members described in Clause (A) who were still in office at the time such election nomination was approved by the Board.

11.
Independent Contractor. Nothing herein contained shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties hereto. Consultant acknowledges that he/she is an independent contractor, is not an agent or employee of BioCryst, is not entitled to any BioCryst employment rights or benefits and is not authorized to act on behalf of BioCryst. Consultant shall be solely responsible for any and all tax obligations of Consultant, including but not limited to, all city, state and federal income taxes, social security tax and other self employment taxes incurred by Consultant, and BioCryst shall not be responsible for withholding any such taxes from Consultant’s fee. In addition, Consultant shall not be entitled to any employee benefits, including without limitation, retirement, profit sharing, or medical insurance. BioCryst shall not dictate the work hours of Consultant during the term of this Agreement. Provided that Consultant does not divulge or use BioCryst’s Proprietary Information, Consultant shall perform the Services on a non-exclusive basis and shall be free to accept other engagements during the term of this Agreement. The parties hereby acknowledge and agree that BioCryst shall have no right to control the manner, means, or method by which Consultant performs the Services. Rather, BioCryst shall be entitled only to direct Consultant with respect to the elements of the Services and the results to be derived by BioCryst, to inform Consultant as to where and by when the Services shall be performed, and to review and assess the performance of the Services by Consultant for the limited purposes of assuring that the Services have been performed and confirming that such results were satisfactory.

12.
Performance. The Services shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry. Consultant shall comply with all applicable laws and BioCryst safety rules in the course of providing the Services. If the Services require a license, Consultant has obtained that license and the license is in full force and effect.

13.	Publicity. Consultant shall not use the name BioCryst Pharmaceuticals Inc. or any trademarks of BioCryst in any advertising or promotional materials, without the express written consent of BioCryst.

14.	Survival. Consultant agrees that all obligations under Sections 4-10, and 13-21 of this Agreement shall continue in effect after termination of this Agreement.

15.
Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be modified to the minimum extent necessary to comply with applicable law and the intent of the parties.

16.
Governing Law. Consultant agrees that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Alabama without regard to the conflict of laws provisions thereof, and Consultant submits to the exclusive jurisdiction and venue of the federal and state courts located in Jefferson County, Alabama.

17.
Binding Nature; Assignment. This Agreement shall be binding upon Consultant, and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, and personal representatives; provided, however, that Consultant shall not have that right to assign, subcontract or otherwise transfer any of its obligations or rights under this Agreement without first obtaining the written consent of BioCryst.

18.
Entire Agreement. This Agreement together with all Exhibits hereto contains the entire understanding of the parties regarding its subject matter and supersedes all prior negotiations, understandings and agreements between the parties, whether oral or in writing, with respect to the subject matter hereof, and can only be modified by a subsequent written agreement executed by the Chief Executive Officer of BioCryst.

19.
Notices. All notices hereunder shall be in writing and shall be delivered in person or by registered or certified mail, return receipt requested, or sent by a nationally recognized overnight delivery service or by confirmed facsimile to the applicable party at its address set forth below (or at such different address as may be designated by such party by written notice to the other party). All notices by mail shall be deemed effective upon receipt. Notices sent by confirmed facsimile shall be deemed effective upon sending if followed by a courtesy copy sent by overnight delivery within one day of the facsimile.

To BioCryst:	To Consultant:

BioCryst Pharmaceuticals, Inc. 2190 Parkway Lake Drive Birmingham, Alabama 35244 Telephone: 205-444-4600 Facsimile: 205-444-4640 Attn: Alane Barnes, General Counsel	J. Claude Bennett, M.D. 2920 Redmont Circle, #400E Birmingham, Al 35205 205-323-0061
20.	Headings. The section headings in this Agreement are for purposes of reference only.

21.
Facsimile and Counterparts. This Agreement may be executed via facsimile and in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

CONSULTANT HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON CONSULTANT WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO CONSULTANT TO INDUCE CONSULTANT TO SIGN THIS AGREEMENT. CONSULTANT SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY.

Dr. J. Claude Bennett		BioCryst Pharmaceuticals, Inc.

Signature:	/s/ J. Claude Bennett	Signature:	/s/ Jon P. Stonehouse

Name:	J. Claude Bennett	Name:	Jon P. Stonehouse
Title:	COO	Title:	President CEO

EXHIBIT A
SCOPE OF WORK
Consultant shall serve as advisor to the Vice President of Drug Discovery on the advancement of Biocryst’s preclinical programs and as advisor to the VP Strategic Planning & Commercialization. In addition, Consultant shall attend via teleconference or in person the following meetings (at least one of each per month). Consultant’s time shall average 2 days per month during the term of this agreement.
In connection with this Scope of Work, Consultant will be paid a consulting fee of Three Thousand Dollars ($3000) per month beginning on the Effective Date of the Agreement plus expenses as described in the Agreement. Consultant agrees to provide BioCryst with a Form W9 and acknowledges that he is solely responsible for payment of all taxes on his consulting fee, including workers’ compensation coverage.